Exhibit 10.2

Mobile Application and Website Purchase Agreement

This Mobile Application and Website Purchase Agreement (the “Agreement”) is made and effective from June 22, 2023.

BETWEEN:

Naploy Corp. (hereinafter called as the “Client”), located at 95 Lias Estate Kafe district Abuja, FCT 900108 Nigeria.

AND:

Mario Jimenez Martinez (hereinafter called as the “Developer”), located at Las Marias, Nuevo Casa 27, Gaspar Hernandez 56000, Dominican Republic.

And hereinafter, the parties hereto shall be referred to as “Party” or “Parties”.

Authorization

Whereas, Naploy Corp. wishes to purchase the mobile application "NAPLOY" and the website, developed by the Developer as an independent contractor for the specific purpose of developing and purchasing the NAPLOY Mobile App as well as the website, that includes the transfer of a variety of rights and assets, proprietary software that forms the core of the product, and infrastructure, as well as the transfer of accounts, data, all components and relevant functionality, both essential and ancillary to the operation of the application and backend software contained for Android and iOS devices and to be published in the Apple and Google marketplaces (hereinafter called as the “Project”, the "Mobile Application", the "App") and also software items, and infrastructure, as well as the transfer of accounts, data, all components and relevant functionality, both essential and ancillary to the operation of the website (hereinafter called as the “Project”, the "Website", the "Site") respectively, developed as per the requirements specifications by Client within this Mobile Application and Website Purchase Agreement.

Whereas, the “Developer” is engaged in the making of such applications and websites, holding all the necessary tools to obtain the needed results of this Project for Naploy Corp.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending, to be legally bound, agree as follows:

I.	Representations and Warranties of the Parties

1.	Representations and Warranties of the Client

The Client hereby makes the following representations and warranties to the Developer and acknowledges that the Developer is relying on such representations and warranties in entering into this Agreement and completing the purchase and sale of the Application and the Website as well as all other transactions contemplated by this Agreement.

i.	The Client is Naploy Corp., located at 95 Lias Estate Kafe district Abuja, FCT 900108 Nigeria
ii.	Validity of the Agreement.
-	The delivery, performance and execution by the Client of this Agreement and the consummation of the purchase and sale of the Application and the Website as well as all other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Client.
-	The Client has all necessary corporate power to own the Application and the Website. The Client has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.
2.	Representations and Warranties of the Developer.
i.	The Developer is Mario Jimenez Martinez, located at Las Marias, Nuevo Casa 27, Gaspar Hernandez 56000, Dominican Republic.
ii.	Validity of the Agreement.
-	The Developer’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the purchase and sale of the Application and The Website as well as all other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Developer.
-	The Developer has all necessary corporate power to own the Application and the Website as well as to enter into and perform the obligations under this Agreement, and the Developer has all necessary corporate power to enter into and perform the obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

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II.	Project Scope

The Client and the Developer have established that the Mobile Application and the Website will contain the main following functions:

The Mobile Application and the Website

News Blog:

- After registration, the person has to be able access our News blog, which covers diverse health-related concerns such as nutrition and diet, fitness, weight control, diseases, disease management, societal trends affecting health, analysis about health, business of health, and health research.

Symptom Diagnostic:

-    The person has to be able use the advanced Symptom Diagnostic tool, which uses high-grade AI technology to provide diagnoses.

-   Entering the age and gender of the user, selecting or type in the symptoms, intensity and duration, and answer some follow-up questions about medical history and current condition.

-  Based on the information provided, Symptom Diagnostic has to return a list of possible conditions (about 5, starting with the most likely), which they can click on to find more details about the disease.

Clinic Search:

- The client has to be able to send a request to the team of “Naploy” through the Clinic Search feature stating the type of treatment they need and leave their name, phone number, email and location.

The Client and the Developer have established that the Mobile Application and the Website will also contain the following accompanying graphics:

•	All background images; original and/or modified for the application.
•	Icon design; original function and the application icon itself.

The Developer will also provide the client with graphics for use in promoting the mobile app and agrees complete the scope of work as outlined in section VII of this Agreement.

III.	Mobile Application and Website Rights, Operational Data and Databases

Rights of the mobile application and website as well as images produced by Developer will be owned solely by the Client. The Client only assigns the right directly to the Developer to display graphics and other application and website elements as examples of their work and for marketing purposes provided advanced notice and specifics are provided to Client.

All operational data and databases relating to the Mobile Application and the Website shall be owned by the Client. The Developer shall not be entitled to use the data for any purpose that competes directly or indirectly with the Client’s use and operation of the Mobile Application and the Website for online health platform services.

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IV.	Cost of the Mobile Application and the Website

The cost of NAPLOY Application and Website (with the inclusion of the mobile application and the website itself, accompanying designs, the transfer of a variety of rights and assets, proprietary software that forms the core of the product, and infrastructure, as well as the transfer of accounts, data, all components and relevant functionality, both essential and ancillary to the operation of and the application and the website, including backend software contained for Android and iOS in particular for the application) is $45,000.

THEREFORE, on the terms and subject to the fulfillment of the conditions of this Agreement, the Developer agrees to sell, assign and transfer to the Client, and the Client agrees to purchase from the Developer the Mobile Application and the Website, in consideration for Forty-Five Thousand US Dollars ($45,000.00).

The payment is made in several stages:

•	the first payment of $10,000 is paid within 20-30 days after the conclusion of this Agreement;
•	the second payment of $15000 is paid after the demonstration of the ready version of the application and the website (within 30-40 days after the conclusion of this Agreement);
•	the third payment of $10,000 is paid within 20-30 days after the official release of the application on Google play and Apple services;
•	the last payment of $10,000 is paid within 20-30 days after bug fixes of the fully functional application and the website and eliminating all technical issues.

Development

Compatibility. The mobile app with be compatible with smart phones utilizing the following operating systems

-	Apple iOS, for use on iPhone and iPad devices
-	Google Android OS, for use on Android powered devices;

as well as the website, adoptable and compatible for PCs and smart phones.

V.	Maintenance, Technical Support, and Updates

This agreement allows for minor maintenance and updates to the application and the website after launch of the Mobile Application and the Website, including updating links and making minor changes to content.

VI.	Project Timeline

The Developer will work expeditiously to complete this Project, and the estimated date of submission to the app markets and the ending of website development is approximately 50 days from the execution of the Agreement. The Client acknowledges that the Apple and Android markets’ review and publishing process is not subject to this agreement, and on average takes between 7 and 28 business days once submitted. The project timeline is simply an estimate, and does not constitute a guarantee as delays may arise (such as from the client in approval and review, as well as review by Apple or Google in particular for the application).\

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VII.	Intellectual Property Rights

To the best knowledge of the Developer, the Application and the Website do not in any respect infringe the right of any person under or in respect of any patent, design, trade mark, and trade name, copyright or other industrial or intellectual property.

VIII.	The Agreement

This Agreement constitutes the sole agreement between the Developer and the Client regarding this mobile application and website project. Client acknowledges that any additional feature, element, or work not specified in this Agreement, must be authorized by verbal request or written request signed by Client and Developer, and may incur additional cost.

IX.	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party are bound. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

X.	Terms

Activities and operations of the Developer with respect to the Mobile App and the Website, including the development, design, bug fixes and release of the Mobile App and the Website with all the necessary functionality should be finished to the execution of this Agreement.

This term may be extended, provided that both parties have reached an agreement on this and have been notified of this at least 60 days in advance in a writing form, transmitted by similar means of recorded electronic communication or sent by registered mail.

XI.	Dispute Resolution Clauses

Any dispute arising under the Agreement shall be resolved by the process set forth herein. All issues shall as an initial attempt, be resolved by negotiation between representatives of the contracting parties. The failure to negotiate a resolution shall result in the dispute being referred to the mediator qualified in contract disputes and having knowledge of the mediation process. The parties shall initiate good faith efforts in the selection of the mediator and the process which shall be governed. All costs of mediation shall be shared equally between the parties. If the mediation process is unsuccessful, the parties shall resort to final and binding arbitration by ether selecting the mediator as arbitrator or selecting another individual as arbitrator.

XII.	Assignment

The rights of the Client hereunder are not assignable without the written consent of the Developer. The rights of the Developer hereunder are not assignable without the written consent of the Client.

XIII.	Negotiation of Agreement

As the contracting parties have over a period of time negotiated the terms of this Contract, neither one shall be considered as the drafter of the terms of this Agreement. Both parties have had the opportunity to seek legal counsel to review the terms of this Agreement and are satisfied they have a complete and full understanding of the terms and provisions contained herein. In addition, each party has been fully authorized to sign the Agreement for and on behalf of the entity they represent as designated herein.

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The undersigned hereby agree to the terms, conditions and stipulations of this agreement on behalf of his or her organization or business.

AGREED BY:

Client:	Developer:

/s/ Frederick Sidney Reinhard Arnold	/s/ Mario Jimenez Martinez

Frederick Sidney Reinhard Arnold, Secretary	Mario Jimenez Martinez

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